Exhibit 99.1

CADENCE BANCORPORATION ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER

HOUSTON (March 7, 2019) – Cadence Bancorporation (NYSE: CADE), a regional financial holding company, today announced the appointment of Precious Williams Owodunni to its board of directors for a term that expires in 2021.

“Precious is an accomplished business strategist, and we are excited to have her join our board,” said Paul B. Murphy, Jr., chairman & CEO of Cadence Bancorporation. “Her guidance and expertise will be instrumental and provide a meaningful impact as we continue to grow organically and through additional M&A.”

Ms. Owodunni is president of Mountaintop Consulting, a business strategy and branding company that serves leading corporations and financial services, law, and private equity firms. Prior to establishing Mountaintop, Ms. Owodunni was a vice president at Goldman, Sachs & Co., where she made private equity investments in high growth businesses and served on the board of several portfolio companies. She began her Goldman career as an investment banker in the Mergers & Strategic Advisory Group, advising energy, retail, and industrial companies on M&A and corporate finance transactions.

Ms. Owodunni graduated with honors from Yale University and received her J.D. from Yale Law School. She currently serves as a board member of the Houston Parks Board and the Episcopal Health Foundation.

About Cadence Bancorporation

Cadence Bancorporation (NYSE: CADE), headquartered in Houston, Texas, is a regional financial holding company with $17.6 billion in total pro forma assets for the combined Cadence Bancorporation and State Bank Financial Corporation as of December 31, 2018. Cadence operates 98 branch locations in Alabama, Florida, Georgia, Mississippi, Tennessee and Texas, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, asset-based lending, commercial real estate, SBA lending, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, personal and business insurance, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and more than 55,000 ATMs. The Cadence team of 1,800 associates is committed to exceeding customer expectations and helping their clients succeed financially.

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Contact Information

Cadence Bancorporation

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com